Exhibit 99.2
PROMISSORY NOTE

$6,000,000.00	August 18, 2008
     For value received, Small Ventures USA, L.P. (“Maker”) promises to pay to the order of CENTAURUS CAPITAL LLC, a Delaware limited liability company (“Payee”), at its principal office located at 3050 Post Oak Blvd., Suite 850, Houston Texas 77056, the sum of SIX MILLION DOLLARS ($6,000,000.00), or so much thereof as is actually advanced to Maker, together with interest thereon, in accordance with the terms set forth in this Promissory Note (“Note”).
I.	General Provisions.

(a)	The principal amount of all advances made hereunder shall be paid in full on the earlier of (i) November 18, 2009, or (ii) the date on which Maker remits repayment; provided that the Maker may not remit repayment prior to November 18, 2008 (the earlier to occur being, the “Maturity Date”).

(b)	Interest shall accrue on the principal amount at a per annum fixed rate equal to ten percent (10.0%). Accrued interest hereunder shall be paid, together with principal, on the Maturity Date. Additionally, upon the occurrence of any default hereunder, all outstanding and unpaid principal plus accrued and unpaid interest shall, to the extent permitted by law, accrue interest at the Ceiling Rate. As used herein, the term “Ceiling Rate” shall mean, on any day, the maximum nonusurious rate of interest permitted for that day by whichever of the applicable federal or Texas laws permits the higher interest rate, stated as a rate per annum. On each day, if any, that applicable Texas law establishes the Ceiling Rate, the Ceiling Rate shall be the “weekly ceiling” (as defined in §303 of the Texas Finance Code, the “Texas Finance Code”) for that day. Payee may from time to time, as to current and future balances, implement any other permissible ceiling under the Texas Finance Code by notice to Obligor (defined herein), if and to the extent permitted by the Texas Finance Code. Without notice to Obligor or any other person or entity, the Ceiling Rate shall automatically fluctuate upward and downward as and in the amount by which such maximum nonusurious rate of interest permitted by applicable law fluctuates.

(c)	All interest shall be computed on the basis of the actual number of days elapsed over a year composed of 365 days.

II.	Remedies

(a)	If Maker fails to pay or perform any obligations owing hereunder in accordance with the terms hereof, Payee may exercise all rights and remedies available to it under the applicable law, without presentment, demand, protest, notice of intention to accelerate, notice of acceleration or any other notice of any kind, all of which are hereby expressly waived by Maker.

(b)	Notwithstanding (a) above, upon the occurrence of any event specified below, all outstanding principal, accrued interest and other amounts owing hereunder shall automatically become due and payable without any further act of Payee:

(i)	Maker generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise;

(ii)	Maker commences any Insolvency Proceeding with respect to itself;

(iii)	Maker takes any action to effectuate the actions described in (i) or (ii);

(iv)	Any involuntary Insolvency Proceeding is commenced or filed against Maker or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against all or a substantial part of Maker’s properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy;

(v)	Maker admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief is ordered in any Insolvency Proceeding; or

(vi)	Maker acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business.
(c)	Personal Guaranty: Notwithstanding anything expressed herein, upon the occurrence of any event described in (b) above or any other event of default under this Promissory Note, William O. Perkins III, “Guarantor”, hereby agrees to cause to be cured any such event of default and hereby acknowledges that he shall become personally and jointly liable for any and all liabilities of Maker created hereunder.

(d)	The rights provided for in this Agreement are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

(e)	As used herein, “Insolvency Proceeding” means (i) any case, action or proceeding relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding up or relief of debtors, or (ii) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.).

III.	Additional Rights of Payee
     Without releasing or affecting any of its rights, Payee may, one or more times, in its sole discretion, without notice to or the consent of any third party Obligor, take any one or more of the following actions: (a) release, renew or modify the obligations of Maker or any other Obligor; (b) with the consent of Maker modify or alter the term, interest rate or due date of any payment of this Note; (c) grant any postponements, compromises, indulgences, waivers, surrenders or discharges or modify the terms of its agreements with Maker or any other Obligor; or (d) change its manner of doing business with Maker or any other party.
IV.	Special Provision Regarding Interest
     Notwithstanding any provision to the contrary contained in this Note, it is expressly provided that in no case or event shall the aggregate of (i) all interest on the unpaid balance of this Note, accrued or paid from the date hereof and (ii) the aggregate of any other amounts accrued or paid pursuant to this

Note or any other document now or hereafter governing, evidencing, guaranteeing, securing or otherwise relating to any part of the indebtedness evidenced by this Note, which under applicable laws are or may be deemed to constitute interest upon the indebtedness evidenced by this Note from the date hereof, ever exceed the Ceiling Rate. In this connection, Maker and Payee stipulate and agree that it is their common and overriding intent to contract in strict compliance with applicable usury laws. In furtherance thereof, none of the terms of this Note or any other document now or hereafter governing, evidencing, guaranteeing, securing or otherwise relating to any part of the indebtedness evidenced by this Note shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Ceiling Rate. Maker or other parties now or hereafter becoming liable for payment of the indebtedness evidenced by this Note shall never be liable for interest in excess of the Ceiling Rate. If, for any reason whatever, the interest paid or received on this Note during its full term produces a rate which exceeds the Ceiling Rate, the holder of this Note shall credit against the principal of this Note (or, if such indebtedness shall have been paid in full, shall refund to the payor of such interest) such portion of said interest as shall be necessary to cause the interest paid on this Note to produce a rate equal to the Ceiling Rate. All sums paid or agreed to be paid to the holder of this Note for the use, forbearance or detention of the indebtedness evidenced hereby shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread in equal parts throughout the full term of this Note, so that the interest rate is uniform throughout the full term of this Note. The foregoing provisions regarding usury shall control all agreements, whether now or hereafter existing and whether written or oral, between Obligor and Payee.
V.	Miscellaneous

(a)	Maker warrants and represents to Payee and all other holders of this Note that all loans evidenced by this Note are and will be for business, commercial, investment or other similar purpose and not primarily for personal, family, household or agricultural use, as such terms are used in the Texas Finance Code. The provisions of this Note may not be waived or modified except in writing, signed by Payee.

(b)	No failure or delay of Payee in exercising its rights shall be construed as a waiver. If any provision of this Note shall be held to be legally invalid or unenforceable by any court of competent jurisdiction, all remaining provisions of this Note shall remain in full force and effect.

(c)	This Note shall be governed by, construed and interpreted in accordance with, the laws of the State of Texas, except to the extent that federal laws of the United States apply.

(d)	Payee may, without the prior written consent of Maker, assign this Note or any rights hereunder, without limitation.
THIS NOTE EMBODIES THE FINAL, ENTIRE AGREEMENT OF MAKER AND PAYEE AND SUPERCEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY ANY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF MAKER AND PAYEE. THERE ARE NO ORAL AGREEMENTS BETWEEN MAKER AND PAYEE.

MAKER:

SMALL VENTURES USA, L.P.

By:	Small Ventures USA GP, LLC,
its General Partner

By:	/s/ William O. Perkins, III
Name:	William O. Perkins, III
Title:	President

GUARANTOR: William O. Perkins III
By:	/s/ William O. Perkins, III
William O. Perkins III